EXHIBIT 4.3

Integrated Memory Logic Limited

2011 Share Option Agreement

This 2011 Share Option Agreement (hereinafter referred to as the “Agreement”) is entered into by and between Integrated Memory Logic Limited (hereinafter referred to as the “Company”) and _____________ (hereinafter referred to as the “Optionee”) for the purpose of exercise of share options by employees. The Optionee agrees to abide by the 2011 Employee Share Option Plan (hereinafter referred to as the “2011 Plan”) adopted on __________ by the Company’s board, as well as the following provisions under this Agreement, in order to receive employee share options issued by the Company. The Optionee shall be an “Optionee” under the 2011 Plan.

1.

According to the 2011 Plan and board resolutions of the Company, the Company hereby grants _________ shares of 2011 Employee Share Options (the “Options”) issued on ___________ (the “Grant Date”) to the Optionee. The Optionee may exercise the Options within the validity period in accordance with relevant vesting schedule and rate.

2.

The exercise price is _______ per common share. In case there is any change in the number of the Company’s common shares, the exercise price shall be subject to adjustment in accordance with the formula stated in Article 9 of the 2011 Plan. The Company shall inform the Optionee of the adjusted exercise price.

3.

The Optionee may begin to exercise the Options two years after the Grant Date. The Optionee may exercise 50% of the Options two years after the Grant Date; 75% of the Options three years after such options have been granted and 100% of the Options four years after such options have been granted. However, if the Optionee’s employment with the Company terminates by reason of retirement, death, or work injury resulting in disability or death, the above vesting schedule shall not apply.

4.

The Optionee agrees to keep this Agreement strictly confidential after execution of the Agreement. The Optionee shall not disclose any information relating to the rights and obligations as well as his/her own rights and interests under this Agreement, otherwise, the Company may cancel the Options. In addition, after the Optionee has been granted the Options, in the event that the Optionee breaches employment contracts, non-competition provision, confidentiality obligations or work rules or commits other malicious or major offences, it shall be regarded as breach of this Agreement, and the Company shall have the right to revoke and cancel all unvested Options upon the occurrence of the above events of default, and the Optionee shall be deemed to have waived any vested unexercised Options and may not claim any rights therein against the Company.

5.

Except where transferred by inheritance, the options granted to employees are benefits provided to the employees by the Company., and therefore, the Options may be exercised only by the Optionee in accordance with applicable laws and regulations. The Optionee may not privately transfer the options and rights therein. In the event of an attempted voluntary transfer of the Options, such transfer shall be deemed invalid, and the Company shall have no responsibility or obligation for any dispute arising from such attempted transfer. In case the Company suffers any damage as a result of an attempted transfer, the Optionee shall be liable to the Company for compensation.

6.

The Options shall be valid for ten (10) years from the Grant Date and shall expire after such period. The Optionee may exercise the Options upon vesting in accordance with the 2011 Plan. If the Optionee fails to exercise the Options within the aforementioned validity period, the Options that have not been exercised shall be deemed invalid, and the Optionee may not claim any exercise rights therein against the Company.

7.	If the Optionee’s employment with the Company is terminated for the following reasons, the Optionee may exercise the Options during the validity period in accordance with the following provisions.

a)	Termination (including voluntary termination and dismissal):

i.

The Options that are vested and exercisable shall expire three (3) months following such termination date. Upon occurrence of a circumstance stipulated in Article 11, Paragraph 1 of the 2011 Plan, the expiration date may be extended by the same duration as the Blackout Period (as defined in the 2011 Plan). Any Options that are unvested shall be deemed forfeited on the termination date.

b)

In the case of death of the Optionee, all unvested Options shall vest on the date of death, without regard to the vesting schedule, and the successor of the Optionee may exercise all, but not less than all, of the outstanding Options. The Options shall expire one year following the death or on the original expiration date of the options, whichever is earlier.

c)	Disability or Death Caused by Work Injury

i.	a. In the event the Optionee is physically disabled and cannot continue his/her employment due to work injury, all unvested Options shall vest at either the date of termination of employment or two years after the Grant Date, whichever is later, and the vesting schedule in Article 3 of this Agreement shall not apply. The Optionee may exercise all, but not less than all, of the outstanding Options after vesting. The Options shall expire three (3) months following either the termination date or the vesting date, whichever is later, provided that such new expiration date shall be no later than the original expiration date of the Options.

ii.

In the event of the Optionee’s death as a result of a work injury, all unvested Options shall vest on either the date of death or two years after the Grant Date, whichever is later, and the vesting schedule in Article 3 of this Agreement shall not apply. The Optionee’s successor may exercise all, but not less than all, of the Options upon vesting. All Options shall expire one year following the date of death or the vesting date, whichever is later, provided that such new expiration date shall be no later than the original expiration date of the options.

d)	Temporary Leave Without Pay:

i.

In the event the Optionee has been approved by the Company for temporary leave without pay pursuant to the relevant laws and regulations as well as due to reasons such as major personal illness, major family events and study abroad, the vested and exercisable Options shall expire three (3) months following the starting date of temporary leave without pay, however, upon occurrence of a circumstance stipulated in Article 11, Paragraph 1 of the 2011 Plan, the expiration date may be extended by the same duration as the Blackout Period (as defined in the 2011 Plan). Upon resuming his/her position, the Optionee’s rights and interests to any unvested Options shall be restored, provided however, that the vesting period shall be extended by the same duration as the period of temporary leave without pay, subject at all times to the original validity period of the options.

e)	Other Termination:

i.

The Options that are vested and exercisable shall expire three (3) months following the termination date. Upon occurrence of a circumstance stipulated in Article 11, Paragraph 1 of the 2011 Plan, the expiration date may be extended by the same duration as the Blackout Period (as defined in the 2011 Plan). Any Options that are unvested shall be deemed forfeited on the termination date, or the rights of such options and exercise period may be re-determined by the Company’s Chairman or its authorized executives in accordance with the vesting schedule set forth in Article 6, Paragraph 2 of the 2011 Plan.

f)	Transfer to Affiliates:

i.

In the event the Optionee is transferred to an affiliate of the Company or the Subsidiary as defined in Article 2 of the 2011 Plan due to the operational needs of the Company, the rights and obligations of the options granted shall not be affected by such transfer.

g)	If the Optionee or his/her successor is unable to exercise the options within the periods set forth above, the unexercised options shall expire and become forfeited.

8.

When the Optionee exercises the Options, he/she shall fill out an Exercise Notice in the form attached hereto as Exhibit A or of any other form of written notice approved for such purpose by the Company, indicating the number, exercise price and total exercise amount of the options, and submit the same to the options management department or securities agent of the Company. Exercise of options shall become effective upon delivery of the Exercise Notice, and the Optionee may not withdraw such Exercise Notice after delivery. Except for the final exercise of the Options, the minimum number of shares exercised each time shall be 1,000. The purchase price payable by the Optionee for exercise of Options shall be deposited into the designated bank account of the Company, and relevant bank remittance receipts shall be delivered or faxed to the options management department or securities agent of the Company.

9.

Any subsequent amendments or revisions to the content of the Options shall be contingent and effective upon consent by the Company’s Board. Both parties agree that in the event of any amendment to the 2011 Plan, upon notification by the Company to the Optionee, the amended 2011 Plan shall be applicable, and neither party shall object to such amendment.

10.	Any other matters which have not been included hereunder shall be governed by this 2011 Plan and the relevant laws and regulations of the Republic of China.

11.	In case of any disputes arising from this Agreement, both parties agree that the Taipei District Court in Taiwan shall be the court of first instance.

12.

The Optionee has thoroughly read, understood and agreed the rules and provisions under the 2011 Plan and this Agreement and will proceed completely in accordance with the relevant rules and regulation under the 2011 Plan and this Agreement without any objection.

Date:

COMPANY		OPTIONEE

INTEGRATED MEMORY LOGIC

Name:	Shuen Chang	Name:
Title:	President and CEO	Title:

EXHIBIT A

Integrated Memory Logic Limited

2011 Employee Share Option Plan

Exercise Notice

The undersigned (the “Optionee”) hereby elects to exercise the Optionee’s option to purchase common shares of Integrated Memory Logic Limited (the “Company”) under and pursuant to the Company’s 2011 Employee Share Option Plan (the “2011 Plan”) and the 2011 Share Option Agreement between the Company and the Optionee (the “Option Agreement”).

Number of shares to be purchased: ________________ shares

Exercise price per share: NT$________________ per share

Total exercise price: NT$________________

The Optionee acknowledges that the Optionee has received, read and understood the 2011 Plan and the Option Agreement.

The Optionee represents and warrants that the Optionee’s performance and exercise of the option specified herein has complied with all the applicable terms and conditions of the 2011 Plan and the Option Agreement.

Optionee:

Name:
Title:

Accepted and agreed by: INTEGRATED MEMORY LOGIC

Name:
Title:
Date: